Exhibit 10.11
BRAVO DEVELOPMENT, INC. OPTION PLAN
Adopted December 20, 2006

BRAVO DEVELOPMENT, INC. OPTION PLAN
ARTICLE I.
PURPOSE OF THE PLAN
     1.1. The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining valued employees and directors by offering them a greater stake in the Company’s success and a closer identity with it, and to reward those employees and directors for their roles in the Company’s growth and profitability.
ARTICLE II.
DEFINITIONS
     2.1. “Approved Sale” means an Approved Sale as that term is defined in Section 5.1(b) of the Securities Holders Agreement.
     2.2. “Award” means an award of an Option under the Plan.
     2.3. “Award Agreement” means the agreement between the Company and a Holder pursuant to which an Award is granted and which specifies the terms and conditions of that Award, including the vesting requirements applicable to that Award.
     2.4. “Board” means the Board of Directors of the Company.
     2.5. “BRS” means Bruckmann, Rosser, Sherrill & Co. II, L.P., a Delaware limited partnership or any successor.
     2.6. “Castle Harlan” means Castle Harlan Partners IV, L.P., a Delaware limited partnership or any successor.
     2.7. “Cause” shall have the meaning ascribed to such term in an employment agreement between the Company and the Holder, if applicable, or, if none, in Section 3.1(a) of the Securities Holders Agreement.
     2.8. “Code” means the Internal Revenue Code of 1986, as amended.
     2.9. “Committee” means the Board or a committee of Board members designated by the Board to administer the Plan under ARTICLE IV. Upon the consummation of a Public Offering the Committee shall be composed of two or more directors appointed by the Board, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the 1934 Act and an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.

     2.10. “Common Stock” means the Common Stock of the Company, par value $.001 per share, or such other class or kind of shares or other securities resulting from the application of ARTICLE VIII.
     2.11. “Company” means Bravo Development, Inc., an Ohio corporation, or any successor corporation.
     2.12. “Director” means a member of either (i) the Company’s Board of Directors or (ii) the Board of Directors of a Subsidiary of the Company, who is not an Employee of the Company or any Subsidiary
     2.13. “Employee” means an officer or other key employee of the Company or a Subsidiary, including a director who is such an employee.
     2.14. “Exercise Price” means the exercise price per share of an Option.
     2.15. “Fair Market Value” means the fair market value, as determined by the Board in good faith.
     2.16. “Holder” means an Employee or Director to whom an Award is made, or the Successor of the Holder, as the context so requires.
     2.17. “Incentive Stock Option” means “incentive stock option” within the meaning of Section 422(b) of the Code. No Incentive Stock Options may be granted hereunder until shareholder approval is obtained pursuant to Section 9.2. Incentive Stock Options may be granted to Employees only.
     2.18. “Internal Rate of Return” or “IRR” means the internal rate of return realized by BRS and Castle Harlan on their investment in Bravo Holdings LLC, a Delaware limited liability company, from the Net Proceeds received as a result of any Approved Sale or Public Offering of the Company, as determined by the Board in good faith consistent with customary practice.
     2.19. “Net Proceeds” received by any person from an Approved Sale or Public Offering means the cash and fair market value of any property actually received from and as a result of such Approved Sale or Public Offering by such person, net of all selling or other transaction expenses (including investment banking and legal fees and expenses), it being expressly understood, however, that the “Net Proceeds” deemed to be received by BRS and Castle Harlan for purposes hereof as a result of any Approved Sale (including any recapitalization of the Company) or Public Offering shall include any management fees paid to BRS and Castle Harlan pursuant to any management agreements between BRS, Castle Harlan and the Company, provided that only $761,250 (50%) of the $1,522,500 Closing Fee paid pursuant to Section 4(a)(i) of the Management Agreement by and among BRS, Castle Harlan and the Company dated as of June 29, 2006 shall be included.
     2.20. “1934 Act” means the Securities Exchange Act of 1934, as amended.

     2.21. “Non-Qualified Stock Option” means an Option which is not intended to be an “incentive stock option” within the meaning of Section 422(b) of the Code.
     2.22. “Option” means the right to purchase, at the price and for the term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions in the Plan and the applicable Award Agreement, a number of shares of Common Stock determined by the Committee.
     2.23. “Option Shares” means any shares of Common Stock acquired upon exercise of an Option granted under the terms of this Plan.
     2.24. “Performance Goals” means goals established by the Committee in its sole discretion the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Goals may be based upon: Internal Rate of Return attained by investors, including BRS and Castle Harlan; specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net income; operating income; share price (including but not limited to growth measures and total shareholder return); per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); individual objectives; any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and Subsidiaries (or any business unit thereof); and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.
     2.25. “Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, or any department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.
     2.26. “Plan” means the Bravo Development, Inc. Incentive Plan herein set forth, as amended from time to time.

     2.27. “Public Offering” shall have the meaning ascribed to such term in the Securities Holders Agreement.
     2.28. “Publicly Traded” means that the Company’s Common Stock is listed on an established stock exchange or exchanges, or is quoted on NASDAQ or a similar quotation system.
     2.29. “Securities Holders Agreement” means the New Investors Securities Holders Agreement by and among Bravo Development, Inc., Bravo Development Holdings LLC, and the other investors named therein dated as of June 29, 2006, as it may hereafter be amended from time to time.
     2.30. “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     2.31. “Successor” means: (i) a “Permitted Transferee” as defined in the Securities Holders Agreement, (ii) the legal representative of the estate of a deceased Holder or (iii) the person or persons who shall acquire the right to exercise an Option by bequest or inheritance or other transfer or by reason of the death of the Holder or (iv) persons who shall acquire the right to exercise an Option on behalf of the Holder as the result of a determination by a court or other governmental agency of the incapacity of the Holder.
ARTICLE III.
ELIGIBILITY
     3.1. Any Employee or Director is eligible to receive an Award.
ARTICLE IV.
ADMINISTRATION AND IMPLEMENTATION OF PLAN
     4.1. The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and full authority to act in selecting the Employees or Directors to whom Awards will be granted, in determining whether, and to what extent, Awards may be transferable by the Holder in accordance with the Securities Holders Agreement, in determining the amount of Awards to be granted to each such Holder, and in determining the terms and conditions of Awards granted under the Plan.
     4.2. Subject to the other terms of the Plan, the Committee shall, in its discretion as reflected by the terms of the applicable Award Agreement: (i) determine and designate from time to time those eligible Employees and Directors to whom Options are to be awarded and the number of shares subject to each such Award; (ii) determine the Performance Period and Performance Goals, if any, applicable to an Award; (iii) determine the time or times when and the manner and condition in which each Award shall vest or become exercisable and the duration of such exercise period, if applicable; and (iv) determine or impose other conditions to the receipt of shares subject to the Award under the Plan as it may deem appropriate.
     4.3. The Committee may condition the vesting or exercise of an Option upon: (i) the Holder’s continued service over a period of time with the Company or its Subsidiaries, (ii) the achievement by the Holder, BRS and Castle Harlan, the Company or its Subsidiaries of any Performance Goals set by the Committee, including IRR and Net Proceeds goals, or (iii) any combination of the above conditions, as specified in the Award Agreement. If the specified conditions are not attained, the Holder shall forfeit the portion of the Award with respect to which those conditions are not attained, and the underlying Common Stock shall be forfeited to the Company.
     4.4. The Committee shall have the power to adopt regulations for carrying out the Plan and to make changes to such regulations as it shall, from time to time, deem advisable. Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all actions taken by the Committee, shall be final and binding on Holders.
     4.5. The Committee may amend any outstanding Awards without the consent of the Holder to the extent it deems appropriate; provided however, that in the case of amendments adverse to the Holder, the Committee must obtain the Holder’s consent to any such amendment.
ARTICLE V.
SHARES OF STOCK SUBJECT TO THE PLAN
     5.1. Subject to adjustment as provided in ARTICLE VIII, 262,500 shares shall be available for Awards pursuant to ARTICLE VI, any or all of which, in the Committee’s discretion, may be issued as Incentive Stock Options.
     5.2. Any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under the Plan.

ARTICLE VI.
OPTIONS
     6.1. Option Price
     Unless otherwise determined by the Committee as reflected in the Award Agreement, the Exercise Price for any Option shall not be less than 100% (or 110% for Incentive Stock Options with respect to individuals described in Section 422(b)(6) of the Code (relating to 10% owners)) of the Fair Market Value of a share of Common Stock on the day the Option is granted.
     6.2. Option Awards
          6.2.1. Options shall be evidenced by Award Agreements. Such agreements shall conform to the requirements of the Plan and the Securities Holders Agreement and may contain such other provisions as the Committee shall deem advisable.
          6.2.2. The Committee shall establish the term of each Option, as set forth in the Award Agreement; provided that in no event shall any Option have a term greater than 10 years from the date of grant (except that the term of any Incentive Stock Option granted to an individual described in Section 422(b)(6) of the Code (relating to 10% owners) shall be no more than five years from the date of grant). Unless earlier expired, forfeited or otherwise terminated, each Option shall expire in its entirety upon the day after the last day of its term. The Option shall also expire, be forfeited and terminate at such times and in such circumstances as otherwise provided hereunder or in the applicable Award Agreement.
     6.3. Term of Options; Vesting and Exercisability
          6.3.1. The Award Agreement shall specify the term of the Option and along with this Plan and the Securities Holders Agreement, the financial, performance, employment, termination of employment or other conditions under which the Option may be forfeited to the Company. The Committee may, in its sole discretion, modify (in a manner not adverse to the Holder except as provided in Section 11.2) or accelerate the vesting and delivery of Option Shares. The Committee shall endeavor, in good faith, to avoid the application of Section 409A of the Code to any amended Award by reason of the acceleration of the time of any payment under the Plan.
          6.3.2. Unless specifically provided otherwise in an Award Agreement, upon a termination of a Holder’s employment for any reason, the Holder shall forfeit any portion of the Option which has not vested.
          6.3.3. Notwithstanding any provision in the Plan or in any Award Agreement to the contrary, upon a termination of the Holder by the Company (or its subsidiaries) for Cause or upon Holder’s breach of any restrictive covenant (including, for example, non-competition and non-solicitation covenants) set forth in an agreement between the Company the Holder, the

Holder shall forfeit any Option issued under the Plan, regardless of whether such Option is vested or exercisable.
     6.4. Exercise of Options; Payment
          6.4.1. Notice of Exercise.
               6.4.1.1. An Option or portion thereof that, by its terms or as a result of Board or Committee action, has become exercisable may be exercised, and payment in full of the Exercise Price of the Option or portion thereof made, by a Holder only by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased.
               6.4.1.2. Without limiting the scope of the Committee’s discretion hereunder, the Committee may impose such other restrictions on the exercise of Incentive Stock Options (whether or not in the nature of the foregoing restrictions) as it may deem necessary or appropriate.
               6.4.1.3. If Shares acquired upon the exercise of an Incentive Stock Option are disposed of in a disqualifying disposition within the meaning of Section 422 of the Code by a Holder prior to the expiration of either two years from the date of grant of such Option or one year from the transfer of Shares to the Holder pursuant to the exercise of such Option, or in any other disqualifying disposition within the meaning of Section 422 of the Code, such Holder shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or such affiliate) is required to pay as a result of the disqualifying disposition.
          6.4.2. Form of Payment.
               6.4.2.1. The aggregate Exercise Price shall be paid in full upon the exercise of the Option. Payment must be made by one of the following methods: (a) cash or a certified or bank cashier’s check; (b) if approved by the Committee in its discretion Shares of previously owned Common Stock that have been owned by the Holder for at least six months and having an aggregate Fair Market Value on the date of exercise equal to the aggregate Exercise Price; (c) if approved by the Committee in its discretion, by delivery of an assignment satisfactory in form and substance to the Company of a sufficient amount of the proceeds from the sale of Shares to be acquired pursuant to such exercise and an instruction to a broker or selling agent to pay that amount to the Company; or (d) by any combination of such methods of payment or any other method acceptable to the Committee in its discretion including retention by the Company of that number of whole Shares the Fair Market Value of which equals or exceeds by the smallest possible amount, the Exercise Price, followed by delivery to the Participant of the remaining shares of Stock and cash in an amount equal to the excess of the Fair Market Value of the share retained over the Exercise Price.

               6.4.2.2. Except in the case of Options exercised by certified or bank cashier’s check, the Committee may impose limitations and prohibitions on the exercise of Options as it deems appropriate, including, without limitation, any limitation or prohibition designed to avoid accounting consequences which may result from the use of Common Stock as payment upon exercise of an Option. Any fractional Shares resulting from a Holder’s election that is accepted by the Company shall be paid in cash.
          6.4.3. Exercise by Successors.
          To the extent permitted by the terms of the relevant Award Agreement, an Option may be exercised, and payment in full of the aggregate Exercise Price made, by the Successor of the Holder by written notice (in the form prescribed by the Committee) to the Company specifying the number of Shares to be purchased. Such notice shall state that the aggregate Exercise Price will be paid in full in cash or its equivalent, or may request that payment of the Exercise Price be made as otherwise provided hereunder, in the discretion of the Company or the Committee.
ARTICLE VII.
APPROVED SALE, PUBLIC OFFERING OR OTHER CORPORATE TRANSACTION
     7.1. Notwithstanding any provision in this Plan to the contrary and unless otherwise provided in the applicable Participant’s Award Agreement, in the event (a) of an Approved Sale, (b) of a Public Offering, (c) the Company is consolidated with or otherwise combined with or acquired by a person or entity, (d) of a merger of the Company with or into another corporation, (e) of the sale of all or substantially all of the assets of the Company, or (e) of a divisive reorganization, liquidation or partial liquidation of the Company (each, a “Transaction”), the Committee may, in its discretion:
          (i) accelerate the exercisability of all or a portion of Options to the extent the Committee deems appropriate,
          (ii) cancel all outstanding vested Awards in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option as of the date of the Transaction over the exercise price of such portion,
          (iii) terminate all Options immediately prior to the Transaction, provided that the Company provide the Holder an opportunity to exercise the Option within a specified period following the Holder’s receipt of a written notice of such Transaction and of the Company’s intention to terminate the Option prior to such Transaction, or
          (iv) require the successor corporation, following a Transaction if the Company does not survive such Transaction, to assume all outstanding Options or to substitute such

Options with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of Holders.
     7.2. Committee Authority. The judgment of the Committee with respect to any matter referred to in this ARTICLE VII shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN CAPITALIZATION
          In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Common Stock, or any distribution to stockholders other than a cash dividend, the Committee shall adjust (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, and (iv) the exercise or grant price relating to any Award. Any such adjustment shall be made in an equitable manner which reflects the effect of such transaction or event. In the case of any such transaction or event, the Committee may make any additional adjustments to the items in (i) through (iv) above which it deems appropriate in the circumstances, or make provision for a cash payment with respect to any outstanding Award; and it is provided, further, that no adjustment shall be made under this ARTICLE VIII that would cause the Plan to violate Section 422 of the Code with respect to Incentive Stock Options or that would adversely affect the status of any Award that is intended to be a Qualified Performance-Based Award.
ARTICLE IX.
EFFECTIVE DATE, TERMINATION AND AMENDMENT
     9.1. The Plan shall become effective on December 20, 2006 and shall remain in full force and effect until the earlier of ten years from the date of its adoption by the Board, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that any such termination of the Plan shall not affect Awards outstanding under the Plan at the time of termination.
     9.2. Notwithstanding the foregoing, if the Company’s Common Stock becomes Publicly Traded and/or if the Committee desires to grant Incentive Stock Options, the Plan must be approved by the Company’s shareholders and the receipt of Company Common Stock pursuant to any Awards then outstanding shall be expressly conditioned upon and subject to such shareholder approval.

ARTICLE X.
REPURCHASE OF VESTED AWARDS
          In the event that the Holder shall cease to be employed by the Company or its Subsidiary for any reason (including, but not limited to, death, temporary or permanent disability, retirement at age 65 or more under normal retirement policies, resignation or termination by the Company or a Subsidiary) then the Company and/or one or more designee(s) (a “Designated Purchaser” as defined in Section 3.1 of the Securities Holders Agreement) shall have the right and option to purchase all of the Holder’s Option Shares that are vested or otherwise have not been forfeited on the terms set forth in Section 3.1 of the Securities Holders Agreement. The purchase price paid by the Company and/or its Designated Purchaser shall be the “Fair Market Value Price” as such term is defined in Section 3.1(a)(ii) of the Securities Holders Agreement.
ARTICLE XI.
TRANSFERABILITY; SECURITIES HOLDERS AGREEMENT PROVISIONS
     11.1. Except as provided below, Awards may not be pledged, assigned or transferred for any reason during the Holder’s lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited. The Committee may grant Awards that are transferable by the Holder during his lifetime, but such Awards shall be transferable only to the extent specifically provided in an agreement entered into with the Holder and subject to the Securities Holders Agreement. The transferee of the Holder shall, in all cases, be subject to the Plan, the Securities Holders Agreement and the provisions of the Award Agreement between the Company and the Holder.
     11.2. An Employee or Director, or if applicable a Successor, who receives an award shall be bound by the Securities Holders Agreement to the same extent as would a “Management Investor”, as that term is defined in the Securities Holders Agreement. Accordingly, any Option or Common Stock acquired as a result of an Award under the Plan shall be held, transferred, sold or otherwise disposed of only in accordance with the Securities Holders Agreement. Without limiting the generality of the foregoing, each Holder and any Successor shall comply with the provisions set forth in the Securities Holders Agreement with regard to an Approved Sale, as well as be bound by any transfer restrictions, restrictive covenants and other obligations delineated in the Securities Holders Agreement. Any rights of a “Management Investor” under the Securities Holders Agreement will be available to a Holder or Successor only in respect of any portion of an Award which is then vested. In addition, and notwithstanding anything to the contrary herein, any Award will, regardless of whether Common Stock subject to such Award is subject to restrictions or conditions or whether such shares or stock are vested under the applicable terms of the Plan or Award Agreement, be subject to the purchase option of the Company set forth in Section 3.1 of the Securities Holders Agreement upon any termination of the Employee’s employment, or Director’s service, with the Company or any Subsidiary, as set forth in ARTICLE X. Any amendment to the Securities Holders Agreement that effects a provision contained herein shall be deemed to be an amendment to the Plan. To the extent any such amendment to the Securities Holders Agreement affects the terms of an Award Agreement, the Holder and any Successor shall be deemed to have consented to that amendment.
ARTICLE XII.
GENERAL PROVISIONS
     12.1. Nothing contained in the Plan, or any Award granted pursuant to the Plan, shall confer upon any Employee or Director any right to continued employment by, or service to, the Company or any Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of any Employee or Director at any time.
     12.2. For purposes of this Plan, a transfer of employment between the Company and its Subsidiaries shall not be deemed a termination of employment.
     12.3. Holders shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award or the transfer of shares of Common Stock pursuant to this Plan. Such responsibility shall extend to all applicable Federal, state, local or foreign withholding taxes. The Company shall, at the election of the Holder, have the right to retain the number of shares of Common Stock whose Fair Market Value equals the amount to be withheld in satisfaction of the applicable withholding taxes.
     12.4. To the extent that Federal laws (such as the 1934 Act, the Code or the Employee Retirement Income Security Act of 1974) do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of Delaware and construed accordingly.